CVF
Technologies Corporation
8604 Main Street - Suite #1 Williamsville, NY 14221
Telephone: (716) 565-4711 Fax: (716) 565-4717
www.cvfcorp.com

FOR FURTHER INFORMATION:
CVF Technologies Corporation
www.cvfcorp.com

FOR IMMEDIATE RELEASE: Thursday, September 02, 2004

CVF'S SUBSIDIARY BIOREM SIGNS LETTER OF INTENT TOWARDS GOING
PUBLIC WITH ONTARIO CAPITAL OPPORTUNITIES INC.

Williamsville, New York - September 2, 2004 - CVF Technologies Corporation (AMEX: CNV) announces that its subsidiary Biorem Technologies Inc. (Biorem) has signed a Letter of Intent with Ontario Capital Opportunities Inc. on September 1, 2004 to go public in Canada through the Capital Pool Company Program (CPC), which is supported by the Toronto Venture Exchange, a division of the Toronto Stock Exchange.

After examining the many options of taking Biorem public it was concluded that the Capital Pool Company Program offered the quickest and most economical way of going public with the least amount of risk that is normally associated with traditional IPO's.

Under the CPC program a company is capitalized and taken public with the sole intent of merging with a private company, such as Biorem, which is then public as a result. Once public through this method, Biorem will be in a position to raise significant capital at public valuations for future acquisitions it may want to make or to enhance its marketing and R&D efforts. The current Biorem shareholders will retain approximately 96% of the merged company.

Biorem also recently completed a $1 million (Cdn) private placement with a Canadian based venture fund at a valuation of $16 million (Cdn), in order to support the above mentioned activities. This values CVF's 58% fully diluted holdings in Biorem at $9.3 million (Cdn) as a private company.

CVF is particularly pleased with the level of interest that has already developed in the Canadian investment community for Biorem as a result of its three years of profitability and rapid sales growth. We believe this interest will be reflected in Biorem's acceptance and support as a public company.

The Letter of Intent between Biorem and Ontario Capital Opportunities Inc. has certain conditions that have to be met, such as regulatory approval, shareholder approval and completion of and approval of final merger documents, which is expected to occur within 75 days. There can be no guarantee that all requisite approvals will be obtained and therefore that the transaction will be completed. However, the principle parties to this transaction have agreed to work in a diligent fashion towards its timely and successful completion.

CVF Technologies Corporation is headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential. Founded in 1989, CVF's holdings include five companies involved in primarily environmental products/services.

Biorem Technologies Inc. is in the business of design and installation of municipal and industrial biofilters primarily for the purpose of odor control. The company has over 70 installations throughout North America typically ranging in price from $300,000 - $500,000 (Cdn).

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF's subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company's subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the Company's accounting policies; the effect of trade restrictions and other risks detailed in the company's Statement on Form 10-SB/A filed with the U.S. Securities and Exchange Commission and any subsequent filings with the Commission.
For further information:	CVF Technologies Corporation	CVF Technologies Corporation
	Jeffrey I Dreben	Robert L. Miller
	President & CEO	Chief Financial Officer
	(716) 565-4711	(716) 565-4711